Exhibit 99.2

Capital Trust Q1 ‘06 Earnings Call

May 5, 2006

Conference Coordinator:

Hello and welcome to the Capital Trust first quarter 2006 results conference call. Before we begin, please be advised that the forward-looking statements expressed in today’s call are subject to certain risks and uncertainties including, but not limited to, the continued performance, new origination volume and the rate of repayment of the Company’s and its Funds’ loan and investment portfolios; the continued maturity and satisfaction of the Company’s portfolio assets; as well as other risks contained in the Company’s latest Form 10K and Form 10Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

There will be a Q&A session following the conclusion of this presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the call over to John Klopp, CEO of Capital Trust.

John Klopp:

Good morning everyone. Thank you for joining us once again and for your continued interest in Capital Trust.

Last night we reported our results for the first quarter and filed our 10-Q. The bottom line is net income per share of 71 cents, up 18% versus the comparable period last year. We’re pleased with the quarter and believe that 2006 will be a very strong year for CT. Let me give you a sense of what you can expect from us as the year unfolds.

We’re confident because our business plan is working. Yes, competition has increased and making money is harder than it was in the good old days when we started Capital Trust (almost 10 year ago). But the velocity and variety and sophistication of the opportunities have also increased exponentially, and CT today is uniquely positioned to capitalize on the best of those opportunities. It seems like I say it on every call, but the keys to this business are finding good assets, financing them efficiently and controlling your risk. In the first quarter of 2006, we again demonstrated our ability to do all three.

In today’s more competitive environment, you need to be flexible and adaptable to find the investments that produce the best risk-adjusted returns. We believe that requires the ability to go wherever the best value is: whether that is CMBS, whole loans, mezzanine loans, B Notes or synthetics, originated directly or through partners. In the first quarter, we found value in BBB rated CMBS, and roughly 75% of our total originations took the form of bonds that we acquired and then financed with our 4th CDO that closed mid-March. While the spreads are tighter on these investments, the risk is lower and the duration is longer, creating a base line of quality earnings going forward.

We will continue to be opportunistic in seeking out the best investments available in the market at any point in time, regardless of their format. In the second quarter, expect a greater proportion of loan assets (mezzanine and B Notes) at wider spreads.

On the capital raising front, we were also very busy, accessing the most efficient sources of capital to finance our balance sheet business. In the last 20 months, we have issued $1.3 billion of CDO liabilities in 4 separate, customized transactions, providing cost effective, non-recourse, non-mark-to-market, index matched financing for our portfolio. During that time, we have purposefully increased our financial leverage, because with stable financing matched to lower risk assets, we believe that strategy is both accretive and prudent. We also issued trust preferred securities, adding $50 million of long term capital at a fixed cost for the first 10 years set at Swaps + 240 basis points. Going forward, expect us to calibrate our leverage to match the risk profile of our balance sheet, use more CDOs and trust preferreds, and be stingy about issuing our dearest commodity, common equity.

Unique among our commercial finance peers, Capital Trust also remains committed to its investment management business and we will continue to raise capital in the private market to support complementary investment strategies. While the intersection of public company and private placement disclosure rules makes it difficult to provide details, expect us to be back in the fund business very soon.

In a credit-sensitive business, managing risk is critical to long-term success, and the credit quality of Capital Trust’s book has never been more solid. The risk profile of our CMBS portfolio is strong, with almost 75% of the assets in our CDO III transaction upgraded in the 8 months since we closed. Performance in our loan portfolio is equally strong, with a number of loans that we initially attached losses to paying off at par. We have even made progress with our one non-performing loan, collecting $300,000 from the foreclosure of a guarantor’s house and reducing our basis to $2.75 million. We are hopeful that we can reach a final resolution on this asset later this year. As we continue to build our portfolio of high quality balance sheet assets and increase fee income from our investment management business, expect our earnings to increase.

I will now turn it over to Geoff Jervis, our CFO, to go through the details of the first quarter of 2006.

Geoffrey Jervis:

Thank you John and good morning everyone. First, to the balance sheet:

During the quarter, total assets increased by 23% from year end 2005 driven primarily by increases in interest earning assets -- defined as CMBS, loans and total return swaps. These assets grew by $361 million from $1.6 billion at year end 2005 to $1.9 billion at the end of the quarter. Originations of interest earning assets totaled $439 million and partial and full repayments totaled $62 million for the period. Originations were comprised of $335 million of CMBS (primarily from the $303 million of BBB- average rated CMBS we purchased in conjunction with the closing of our fourth CDO), $102 million of loans and a $1 million total return swap. All in rates on new originations were 7.14%, comprised of 6.11% for new CMBS and 10.43% for new loans. The new total return swap, that effectively has imbedded leverage, carries an 18.03% return. Using the snapshot of March 31, the entire $1.9 billion portfolio of interest earning assets had an all in rate of 8.08% -- which was comprised of 7.24% for CMBS, 8.69% for loans and 21.21% for total return swaps. From a credit standpoint, the CMBS portfolio has an average credit rating of BB and the loan portfolio has an average appraised loan to value of 65%. Credit for the entire portfolio remains strong across all investment categories. On that note, we have had some extraordinary experience in our third CDO – a $341 million static pool fixed rate CMBS CDO. Since we closed CDO III in the summer of 2005, 74% of the underlying bonds have been upgraded – a testament to the underwriting performed by Steve’s team. Inside the loan portfolio, the only non-performing asset at quarter end remains the $8 million Mexican loan we have discussed in the past. On that note, we did collect $288,000 against that loan during the quarter as we sold collateral owned by one of the guarantors.

Moving down the balance sheet - equity investment in funds remained the same as at year end, $14.3 million. Performance of the underlying loans at the funds remains strong with no non performing loans. As we have disclosed in the 10Q, the promote value to us imbedded in Fund II and Fund III is $2.0 million and $6.1 million, respectively. Collection of the promotes is of course dependent upon, among other things, performance at the funds and timing is very difficult to predict. That said, we do expect the remainder of the Fund II promote to come in over the next year and to begin to collect Fund III promote starting at the end of 2007.

On the right hand side of the balance sheet, there was also significant activity in the quarter as we closed our fourth CDO – that we very cleverly refer to as CDO IV. CDO IV is a $489 million static pool CDO collateralized primarily by fixed rate CMBS. $303 million of the CMBS, rated on average BBB-, was purchased at closing from a dealer and the balance of the collateral came from our portfolio. We sold $429 million of CDO notes to third parties and, as we have in the past, retained 100% of the below investment grade notes and the equity. The cost of debt on CDO IV is 5.52% on a cash basis (Swaps plus 0.43% at closing) and 5.64% on an all in basis, including fees and expenses. CDO IV is, like our other CDOs, consolidated in our financials statement and CTIMCO, our taxable REIT subsidiary, serves as the collateral manager.

At quarter end, our CDO liabilities totaled $1.3 billion – this number represents the notes that we have sold to third parties off of our four CDOs. The all in cost of our

CDOs is 5.58%. All of our CDOs are performing and our interest coverage and overcollateralization tests are at or above the levels at issuance.

Our repurchase obligations continue to improve, both from an economic standpoint and from the amount of commitments and number of counterparties we have. At quarter end we had borrowed $248 million and had $900 million of commitments from six counterparties. We remain in compliance with all of our facility covenants.

During the quarter, we issued trust preferred securities, raising $50 million at a cash cost of 7.45% (equating to Swaps plus 2.40% at closing) and 7.53% on an all in basis. The securities have a 30 year term, carry the aforementioned fixed rate for 10 years (floating at LIBOR plus 2.65% thereafter) and are callable at par at the end of 5 years.

I would like to take a moment to summarize how we have progressed on the right hand side of the balance sheet over the last two years. From an economic standpoint, we have driven down the cost of our debt capital by well over 100 basis points and have created structures – both through our repos and CDOs – to maximize the credit available to the Company. From a structural standpoint, we have increased the use of CDOs, where they represent over 80% of our liabilities at quarter end. These liabilities are non recourse and non mark to market and are structured to index and term match to our assets. This is a vast improvement from the full recourse, full mark to market, term mismatched situation that this Company was in a few years ago. In the past, we managed the risks of our liabilities by holding large amounts of defensive liquidity, today, that is no longer necessary – we still hold defensive liquidity, but the required amount in our view is much smaller, making us a more efficient user of capital. Furthermore, by pooling our assets into discrete non recourse CDO pools, we effectively compartmentalize the risk in each pool to the equity we have invested in each CDO. Again, a vast improvement in the way that we finance our business.

Over to the equity section, book value at quarter end was $348 million, equating to $22.38 on a per share basis. This represents a $0.47 increase to book value per share from the last quarter. Changes in book value are primarily attributed to the increase in the value of our interest rate swaps during the quarter.

As always, we remain committed to maintaining an asset/liability mix which minimizes the negative effects of changes in interest rates on our future results. At quarter end, we had $250 million of net positive floating rate exposure on our balance sheet and, as such, an increase in LIBOR of 100 basis points would increase annual net income by approximately $2.5 million. Conversely, a 100 basis point drop in LIBOR would decrease our earnings by the same amount.

Our liquidity position remains strong, and at quarter end we had $9 million of cash and $112 million of available borrowings under our repo facilities for total liquidity of $121 million.

Turning over to the income statement, we reported net income of $11 million or $0.71 per share on a diluted basis, representing growth of 18% on a per share basis from the first quarter a year ago.

The primary driver of net income growth was increases in interest income related to the growth in interest earning assets for the quarter. Net interest income was $14.4 million for the period, an increase of $4.5 million (roughly a 50% increase) relative to a year ago. I would like to point out that, in the past, there has been a not insignificant portion of non-recurring income in our interest income numbers – typically income associated with early payoffs of loans – primarily exit fees and accelerated discount amortization. For example, net interest income in the fourth quarter of 2005 included $2 million of such non recurring income items. For this quarter, however, there was effectively no activity of that nature.

Other revenues, primarily management and advisory fees from our funds, was $1.3 million. This number is significantly lower than the $6.5 million of other revenue in Q1 2005 due to the receipt in the first quarter of last year of our first promote payment from Fund II.

Moving down to other expenses, G&A was $5.1 million for the quarter, $700,000 lower than Q1 2005 due to the payment of a portion of the previously mentioned Fund II promote as employee compensation expense in the first quarter of last year.

We recorded a tax benefit of $700,000 for the Company as we recorded a loss at CTIMCO due to the decrease in fund income and the stable level of G&A at the Company. The $700,000 represents a recapture of taxes paid in the past and we expect to receive a cash refund or credit for that amount during the year.

During the quarter we paid a $0.60 per share dividend and, in light of the earnings in Q1 and our expectations for the rest of the year, we will be revisiting the dividend with the board in advance of announcing our second quarter dividend in mid June.

That wraps it up for the financials, and at this point, I'll turn it back to John.

John Klopp:

Thanks, Geoff. At this point, we will open it up for any of your questions.

Conference Coordinator:

If you would like to ask a question, please press star and one on your touchtone phone. To withdraw your question, press the pound sign. Again, if you would like to ask a question, please press star and one on your touchtone phone at this time.

Our first question comes from Don Destino with JMP Securities. Please go ahead.

Don Destino:

Looks like you guys were a little more active this quarter in the mezzanine market judging by the yield and the LTV of the loan origination. Could you talk a little bit about if that is just coincidence, that’s what happened to be in the pipeline or does that represent any kind of change in the market or change in your view?

Stephen Plavin:

I think it’s a little bit of both, Don. We are trying to emphasize transactions that have a little bit more spread. Because of the liability structures we’ve been able to achieve, we really have been focused over the past year or two on lower risk assets because of our ability to finance those assets efficiently.

In addition to continuing to pursue those assets, we’re also looking for assets that have a little bit more yield, and we’ve seen some opportunities there that we were able to capitalize on in the first quarter. Specifically we had a couple of hotel loans that we were able to originate at very attractive risk adjusted spreads.

Don Destino:

Once you start putting on some mezz loans, does that give you an incentive to continue to do that so you can build up critical mass to do a mezz CDO or can you just pick and choose whatever you want to do in each particular quarter and do a CDO with mixed types of assets?

Geoffrey Jervis:

Before I turn it over to Steve, I just wanted to say one thing: all those originations during the quarter were originated to achieve appropriate equity yields based upon the repo financings that we have in place.

So while, yes, certainly a CDO is something that we look forward to, and as always, would be an improvement over our repo financed position, there is no warehousing risk in this book. This is a book that works with the repos we have in place very well.

With that, I’ll turn it over to Steve.

Stephen Plavin:

What you’ll see is that we are originating ahead of the pace of repayments in our two existing revolving CDOs, so the assets that we’re originating that are financed with repo debt are increasing. We will deal with the term financing of those assets later in the year depending upon how things evolve in the existing portfolio in terms of repayment.

Don Destino:

Next question, can you just talk a little bit more about the total return swaps opportunity? Obviously the returns on the small amount of capital that you deployed there so far look really impressive. Is that a business -- a market -- that you see as continuing to develop and potentially becoming a more material part of your business?

Stephen Plavin:

We are trying to grow that part of our business. We’re not seeing a huge flow of opportunity, but we are seeing occasional opportunities. What it really is, Don, is not dissimilar from business we would otherwise do, it just comes with superior embedded leverage.

We’re buying essentially the equity portion of an already financed loan, and the financing terms are just better than what would conventionally be available to us. So, the risk profile of the asset is consistent with what we otherwise would do. In some cases it enables us to transact on lower risk assets due to the increased efficiency of the financing, which enables us to have lower spread assets yet still achieve high equity returns.

Don Destino:

Geoff, you hit on this last question a little bit towards the end of your prepared remarks, you’re at 71 cents in the first quarter. I think you’re at least at that level of run rate heading in to the second quarter. You’re at a 60-cent dividend. What’s the view in terms of raising dividend right up to where your earnings run rate is? Or do you take the tack of keeping a cushion and then paying out a special at the end of the year? How do you think about that?

John Klopp:

You are relentless in your attempt to get me to answer this question, and I’m relentless in my resistance. Our policy continues to be what it has been: on a quarter by quarter basis, we look at where we are in terms of sustainable run rate, and we adjust the dividend to reflect what we believe is that comfortable sustainable run rate. As we have been able to redirect business from what had been going to Fund III in the second half of last year into this year and build our balance sheet book, that momentum is increasing, those assets are building, and we believe our run rate has been increasing as a result.

We’ll look at it again. We will try to be very prudent in terms of where we set it, and if we miss-we’re not going to try to miss-but if we miss, we’re going to miss on the low side not the high side.

If that means we end up with something in the tank at the end of the year in a form of a special, then we’ll do it that way. That’s certainly not what we’re angling for. What we’re trying to do is calibrate the dividend to what we think is that sustainable run rate.

Geoffrey Jervis:

Don, just to add to that: we had, as I’ve mentioned, in the fourth quarter of ‘05, some not insignificant non-recurring items aside from the GRO sale.

When we were setting the dividend, we were setting it on a quarterly basis ignoring those non-recurring items. That generated the special at the end of the year, the build up of those items. As I’ve said, in ‘06, at least in the first quarter, we haven’t had much of that activity. So in general I would expect to see the dividend much closer to where we report GAAP income.

Don Destino:

That’s very helpful. Thank you very much.

Conference Coordinator:

And now we’ll take our question from Donald Fandetti with Citigroup.

Donald Fandetti:

Hi, good morning; very good quarter. John, I was just curious if you folks considered any major strategic transactions in the quarter?

John Klopp:

We are always in the business of considering strategic alternatives; that’s the nature of being a public company, and we’ll continue to look at any number of potential combinations and permutations as they come up. We consider them in terms of their benefits to our shareholders. It is not a specific issue; it’s a continuous issue that we’ll always look at -- both organic and what you could call inorganic opportunities.

Donald Fandetti:

And I assume if there were any expenses related to that, those would have been disclosed.

John Klopp:

Anything that’s significant will always be disclosed

Donald Fandetti:

Secondly, looking at the other companies in your space, in commercial real estate finance, it seems that new investment volumes are very strong. Do you think anything has changed? Do you sense that it’s easier to get deal flow today than a year ago?

John Klopp:

No. Maybe this is a group answer, but I’ll fire mine out first. It’s nothing more than the continuing evolution of this capital market which is, after all, the reason we created Capital Trust way back when. Securitization and structured finance are here to stay. And against the backdrop of significant, vibrant investment, sales and refinancing activity in the marketplace, there’s simply more product out there being created because more and more of it is being redirected away from the traditional, balance sheet, vanilla version into ever increasingly sophisticated forms of structured finance instruments. And that’s what we’re in the business of finding, structuring and investing in.

The volumes are there. It’s one of the things I said in my previous remarks: that the velocity of business is very significant today. I don’t think that origination volumes being strong are all that difficult to understand. The tough part is picking through the pile and finding those investments that have the right risk adjusted return, and that is not so easy.

Donald Fandetti:

One last question, I could just not be remembering correctly, but I thought that in your fund business that you weren’t going to do another fund in the short term for various reasons. Is this a unique opportunity that popped up or have you always been intending to do another fund?

John Klopp:

No. We have always been intending to stay in the investment management business. What we decided last year was not to offer another mezzanine loan fund, that would be a clone of our previous funds, Fund II and Fund III. But going forward we believe that our platform can support other complementary -- different but nevertheless complementary -- investment strategies, and that some of those strategies should be done on balance sheet and some of them should be done in managed funds. When we come up with those ideas, those strategies, and they’re appropriately housed in a fund that we can sponsor and manage, then we’ll do that.

Donald Fandetti:

Do you think you have the resources and expertise for, let’s say a European or non-domestic-type of fund?

John Klopp:

We have looked at a variety of opportunities outside of the United States. We will continue to look. And yes, the answer is we have the capacity and the platform both internally and through our network and our relationships with a variety of different kinds of partners. I wouldn’t focus - not to pick on your specific words - but I’m not sure that we would focus our first efforts in Europe.

Donald Fandetti:

Okay, great. Thanks a lot.

Conference Coordinator:

We will move to the next question from Richard Shane with Jeffries & Company.

Richard Shane:

Looking at the other side of things, it seems like business is very good, credit is strong, but when you are looking at the market, what are the long-term sectors that concern you from a credit perspective? What are the areas where internally even if spreads haven’t widened out, you’re saying, “Gee, we don’t want to play in this area unless we see really compelling pricing.”

Stephen Plavin:

We go to great lengths to not generalize, not to red line sector by sector, asset class by asset class. We’re always willing to look at opportunities in conventional and non-conventional asset classes.

We see transactions in difficult geographic areas still might work for us, in places like Texas and Atlanta and other more difficult markets where, in general, we wouldn’t want to play in those markets and scale given the opportunity to avoid them. But we still see select opportunities to make investments everywhere in every asset class.

I don’t know if that’s a great answer to your question or not. But we don’t see any particular reason to seek more spreads from those sectors.

Richard Shane:

No, I actually think it’s an interesting response in that you’re not looking at it from a vertical perspective but more from a geographical perspective.

John Klopp:

Well, let me jump in. It’s the intersection of a bunch of different aspects. It’s not just geography, it’s product type, it’s underlying asset format, its structure, its sponsorship - yes, as you said, return. It is all of that and how it comes together. Our whole idea here, the whole concept of Capital Trust is to be able to be nimble and flexible and to be able to go find where those best opportunities are without red-lining or predetermining what’s good and what isn’t on some kind of top down research-oriented basis.

We use research obviously; but our investment strategy is much more bottom up, and related to the specifics of certain situations, and that’s why we’ve been able to be successful over a long period of time, not just by looking for one style or one type of investment, but instead by being flexible enough to go find them where they are and make them when the risk adjusted returns are what we think is compelling.

Richard Shane:

John, I think that actually brings up another interesting issue which is given that nimbleness and given what I would describe as a little bit of convergence amongst the finance REITs, you’re seeing some of the commercial finance REITs pushing into residential, you’re seeing some of the residentials pushing into commercial. Is that a strategy, I mean, is that a leap of strategy that you feel like you have the expertise to make and the nimbleness. Is that something we should consider as an opportunity for Capital Trust?

John Klopp:

It certainly belongs on the long list, I’m not sure it belongs on the shortest list. We believe -- stepping back a little bit --we believe that what we are structured finance credit professionals. We find and underwrite and structure credit-sensitive investments.

And that has obviously, to date, kept us almost entirely in the United States, commercial real estate, structured finance arena. And it’s done that because we’ve found good opportunity here. But as we continue to look to grow this business - this company, I think that there are a number of what I would call adjacent areas where we believe we have the skill sets and the network to be able to organically move into.

And in certain cases, if it’s a little bit more of a leap but nevertheless related, I think the way we’d look to do that is with partners. It’s not a great specific answer, Rick, but, I think that it’s possible, residential could be a good fit for us at some point in the future, but it’s certainly not on the near term radar screen.

Richard Shane:

No. That’s actually a very helpful answer. Thank you, guys.

Conference Coordinator:

We’ll move to the next question from James Shanahan with Wachovia Securities.

James Shanahan:

Hi, good morning. Thanks for taking my call.

Question on John’s prepared remarks, he mentioned that BBB- CMBS, was originated at tighter spreads, at lower risk, longer duration. Does that imply that CT is more comfortable with the much lower subordination rates on new issue CMBS than those of say two, three, five years ago?

Stephen Plavin:

If you look at our CMBS strategy, when we’ve been buying CMBS in the secondary market, we’ve attempted to buy below investment grade, B, BB. And when we compare vintage B and BB to new issue BBB and BBB+ CMBS, in our analysis we look at subordination levels –the vintage CMBS has much greater subordination levels than the new issue CMBS.

There’s a lot of different factors, but basically to get comparable risks you need to be, in our view, a couple of credit notches higher in the new stuff relative to the old stuff to take into account lower subordination levels, lower coupons on the loans, and in some cases more aggressive underwriting.

Geoffrey Jervis:

And with respect to CDO IV when you dive into that portfolio specifically the $303 million of BBB- CMBS that we bought, that’s a weighted average rating of BBB- and really the portfolio if you look at how much new issue BBB- CMBS that was in that $303 million, it was actually a very small percent. It was a lot of seasoned paper, a lot of more senior paper, and some of the older style REMICS that were even rated AAA. So it was a weighted average BBB-. It was by no means, new issue BBB- CMBS.

Stephen Plavin:

You should also know that before we buy CMBS we do go through a very extensive underwriting of the loans in the pool. We don’t generalize in terms of rating categories, we run a model on every deal that we look at – a top down model—and do bottom up loan by loan analytical work. And we see very divergent results among comparably rated deals when we go through our underwriting process.

James Shanahan:

And one additional follow up if you don’t mind, the previous caller had commented that you're on a run rate of 71 cents of earnings and we took the quarter and adjusted it for the tax impact and got 66 cents of course, that’s an average based upon your earning asset position and yields at the time, but you didn’t object to that. Was your silence, recognition that maybe he was on track or were you ignoring that part of the question?

Geoffrey Jervis:

I believe it was Don Destino that made that comment -- and Don Destino, please feel free to come back on to clarify if I’m wrong--; but I believe what Don was referring to was the fact that so much of our originations in the first quarter, specifically those in connection with CDO IV, came on in the middle of March.

James Shanahan:

Yes

Geoffrey Jervis:

So, really you had - if you view it as 15 days of having those assets on balance sheet, the run rate going forward, is higher - just by doing that simple math - than what the first quarter was.

James Shanahan:

Understood. Okay. Thank you.

Conference Coordinator:

And we have no further questions at this time.

John Klopp:

Thank you very much for your continued interest and attention. We’ll be talking to you next quarter. Have a good day.

Conference Coordinator:

Thank you. This concludes today’s teleconference. You may now disconnect your lines and have a great day.

END